Exhibit 99.1

3PEA Reports Second Quarter 2017 Financial Results

August 10, 2017 03:33 PM Mountain Daylight Time

HENDERSON, Nev. --(BUSINESS WIRE) 3PEA International, Inc. (“3PEA” or the “Company) (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the second quarter ended June 30, 2017.

Q2 2017 Highlights

•	Second quarter 2017 revenue increased 44% to $3.42 million compared to $2.38 million in the same year ago quarter. Revenue for the six months ended June 30, 2017 increased 45% to $6.62 million from $4.56 million for the same period last year.
•	Gross profit for the three months ended June 30, 2017 increased to $1.56 million compared to $1.13 million, in the same year ago quarter. Gross profit for the six months ended June 30, 2017 increased to $2.93 million from $2.02 million for the same period last year.
•	Net income for the three months ended June 30, 2017 was $384,443, or $.01 per share, compared to net income of $335,679 or $.01 per share in the same year ago quarter.
•	Net income for the six months ended June 30, 2017 was $753,837 or $0.02 per share compared to $417,618 or $0.01 per share in the same year ago period.
•	Surpassed 1,250,000 PaySign Cardholders participating in 139 card programs, up from 1,000,000 cardholders and 120 card programs for the period ended December 31, 2016.

Management Commentary

“We are pleased with our second quarter results, as we enter an exciting period of accelerated growth,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “In the first half of 2017 we made the investments necessary to ensure the successful launch of many card programs for new and existing clients. Our pipeline remains strong as we continue to implement new card programs and develop new products and services for our existing cardholders and clients.”

“The increase in revenue in the second quarter and six month period was primarily a result of growth in our cardholder base throughout our card programs,” said Brian Polan, Chief Financial Officer, 3PEA International. “We expect our revenue growth to accelerate for the remainder of 2017, as we expect to launch more than sixty new card programs during the second half of 2017, reflecting an increase in card programs of more than sixty five percent, year over year.”

Three Months Ended June 30, 2017

Revenues for the three months ended June 30, 2017 were $3,418,169, an increase of $1,042,524 compared to the same period in the prior year, when revenues were $2,375,645. The increase in revenue is due to growth of our cardholder base. The company expects revenues to continue to trend upwards in the long term.

Gross profit for the three months ended June 30, 2017 was $1,562,630, an increase of $430,914 compared to the same period in the prior year, when gross profit was $1,131,716.

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Selling, general and administrative expenses for the three months ended June 30, 2017 were $928,585, an increase of $245,689 compared to the same period in the prior year, when selling, general and administrative expenses were $682,896. The increase in selling, general and administrative expenses is primarily due to the recent addition of staff required to implement and service the additional card programs expected to launch in the second half of 2017.

Our net income for the three months ended June 30, 2017 was $384,443, or $0.01 per fully diluted share, an increase of $48,764 compared to the same period in the prior year, when we recorded net income of $335,679, or $0.01 per fully diluted share. The increase in our net income is attributable to the aforementioned factors.

Six Months Ended June 30, 2017

Revenues for the six months ended June 30, 2017 were $6,619,064, an increase of $2,062,060 compared to the same period in the prior year, when revenues were $4,557,004. The increase in revenue is primarily due to the expansion of our cardholder base throughout our card programs.

Gross profit for the six months ended June 30, 2017 was $2,929,976, an increase of $912,577 compared to the same period in the prior year, when gross profit was $2,017,399.

Selling, general and administrative expenses for the six months ended June 30, 2017 were $1,743,268, an increase of $349,474 compared to the same period in the prior year, when selling, general and administrative expenses were $1,393,794.

Our net income for the six months ended June 30, 2017 was $753,837, or $0.02 per fully diluted share, an increase of $336,219 compared to the same period in the prior year, when we recorded net income of $417,618 or $0.01 per fully diluted share. The increase in our net income is attributable to the aforementioned factors.

Shareholder Update

The Company’s revenue continues to grow at an accelerated rate when compared to 2016 and the Company expects growth to continue at these rates for the foreseeable future. Currently, the Company has over 1,300,000 PaySign Cardholders participating in 160 card programs, and expects to surpass 200 card programs in the current year. In the first quarter, the company’s focus on debt reduction has resulted in the elimination of all debt associated with notes payable and legal settlement payable, and the Company is currently debt free.

Financial Guidance

Based on the Company’s current estimates, The Company expects revenue of $15.0 million to $15.5 million in 2017 as compared to revenue of $10.4 million in 2016. This represents an annual increase of 44% to 49% when compared to 2016 revenue levels.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc., Inc. in the United States and other countries. For more information visit us at w ww.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED June 30, 2017 AND 2016

(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2017	2016	2017	2016

Revenues	$3,418,169	$2,375,645	$6,619,064	$4,557,004

Cost of revenues	1,855,539	1,243,929	3,689,088	2,539,605

Gross profit	1,562,630	1,131,716	2,929,976	2,017,399

Operating expenses
Depreciation and amortization	234,413	133,353	449,274	256,987
Selling, general and administrative	928,585	682,896	1,743,268	1,393,794

Total operating expenses	1,162,998	816,249	2,192,542	1,650,781

Income (loss) from operations	399,632	315,467	737,434	366,618

Other income (expense)
Gain on debt extinguishment	–	–	–	–
Other income (expense)	5,901	2,082	25,997	5,914
Legal settlement	–	–	–	–
Interest expense	(31,623)	(22,709)	(31,623)	(38,265)
Total (expense)	(25,722)	(20,627)	(5,626)	(32,351)

Income (loss) before provision for income taxes and noncontrolling interest	373,910	294,840	731,808	334,267

Provision for income taxes	3,000	–	6,000	–

Net income (loss) before noncontrolling interest	370,910	294,840	725,808	334,267

Net income (loss) attributable to the noncontrolling interest	13,533	40,839	28,029	83,351

Net income (loss) attributable to 3Pea International, Inc.	$384,443	$335,679	$753,837	$417,618

Net income (loss) per common share - basic	$0.01	$0.01	$0.02	$0.01
Net income (loss) per common share - fully diluted	$0.01	$0.01	$0.02	$0.01

Weighted average common shares outstanding - basic	43,262,413	42,907,743	43,224,301	42,792,152
Weighted average common shares outstanding - fully diluted	44,189,913	43,098,576	44,151,801	42,982,985

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2017 AND DECEMBER 31, 2016

(UNAUDITED)

	June 30, 2017	December 31, 2016
ASSETS

Current assets
Cash	$1,403,811	$1,631,943
Cash Restricted	11,643,818	10,002,505
Accounts Receivable	118,530	110,269
Prepaid Expenses and other assets	528,830	270,634
Total current assets	13,694,989	12,015,531

Fixed assets, net	649,142	300,761

Intangible and other assets
Deposits	4,551	5,551
Intangible assets, net	1,551,210	1,550,044

Total assets	$15,899,892	$13,871,707

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$680,712	$765,596
Customer card funding	11,643,818	10,002,505
Legal settlement payable – current portion	–	254,900
Notes payable	–	124,168
Total current liabilities	12,324,530	11,147,169

Long-term liabilities
Notes payable	–	27,892
Total long-term liabilities	–	27,892

Total liabilities	12,324,530	11,175,061

Stockholders' equity
Common stock; $0.001 par value; 150,000,000 shares authorized, 43,410,765 and 43,185,765 issued and outstanding at June 30, 2017 and December 31, 2016, respectively	43,411	43,186
Additional paid-in capital	6,950,442	6,797,759
Treasury stock at cost, 303,450 shares at June 30, 2017 and December 31, 2016	(150,000)	(150,000)
Accumulated deficit	(3,045,776)	(3,799,613)
Total 3Pea International, Inc.'s stockholders' equity	3,798,077	2,891,332
Noncontrolling interest	(222,715)	(194,686)
Total stockholders' equity	3,575,362	2,696,646

Total liabilities and stockholders' equity	$15,899,892	$13,871,707

Contacts

3PEA International, Inc.

Brian Polan, 1-702-749-7234

Chief Financial Officer

bpolan@3pea.com

www.3pea.com

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